UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 25, 2011

BLUE SPHERE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.  333-147716

Nevada	98-0550257
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	identification No.)

35 Asuta Street, Even Yehuda, Israel 40500
(Address of principal executive offices)   (zip code)

+972-9-8917438
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A-2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act.

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01                   Entry into Material Definitive Agreements

On October 25, 2011, Blue Sphere Corp., and its subsidiaries, affiliates, and assigns (“Blue Sphere” or the “Company), entered into a Consulting Agreement (the “Agreement”) with He Mu (the “Consultant”) for business development and project management in China. The term of the Agreement is eighteen (18) months.

Under the Agreement, the Consultant, on a non-exclusive and as available basis, will: identify business opportunities in clean energy productions and gas emissions reduction in China; maintain communications with the relevant business community in China; identify business opportunities in China and the Far East; represent the Company in China during pre-negotiations and negotiations stages of business arrangements; prepare and market Company marketing and promotional material in China; participate in relevant business events in China; assist the Company in structuring business arrangements in China; and, assist in locating and contracting suppliers for Company projects in China.

As considering for entering into the Agreement, the Company will issue the Consultant three million (3,000,000) shares of its common stock (the “Shares”). The shares will be restricted for thirty-six (36) months following issuance and will be held in Escrow for the entire thirty-six (36) month restricted period. The Escrowed shares are subject to a Claw-Back provision that will revert one million five hundred thousand shares (1,500,000) to the Company should the Consulting Agreement be terminated, for any reason, earlier than eighteen (18) months of the Effective Date.

The above summaries of the material terms of the Consulting Agreement are qualified by reference to the text of the respective agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits

Exhibits

(a) Not Applicable

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.       Description

 10.1                   Consulting Agreement, dated 25 October 2011, between HeMu and Blue Sphere Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: 31 October 2011

BLUE SPHERE CORPORATION (Registrant)

By:	/s/ Shlomo Palas
Shlomo Palas
Chief Executive Officer

Blue Sphere Corp.
Exhibit Index

Exhibit No.                                           Description

 10.1                                           Consulting Agreement, dated 25 October 2011, between HeMu and Blue Sphere Corp.